NEWS RELEASE
FOR IMMEDIATE RELEASE

Agrium posts 2007 Annual Report
March 10, 2008 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that the 2007 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF), are now available on the company’s website, www.agrium.com. Agrium has also filed its Form 40-F with the U.S. Securities and Exchange Commission. The documents are available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (for the Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com.
Shareholders may request a hard copy of the 2007 Annual Report, including audited financial statements free of charge by contacting Agrium through our web page or in writing, or alternatively, through the following website: http://investorcalendar.ar.wilink.com.
About Agrium
Agrium Inc. is a major Retail supplier of agricultural products and services in North and South America, a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations

(403) 225-7437
Contact us at: www.agrium.com
Agrium Inc.
13131 Lake Fraser Drive, S.E.
Calgary, Alberta, Canada
T2J 7E8